Exhibit 23.i


                      PAUL, HASTINGS, JANOFSKY & WALKER LLP
                             555 South Flower Street
                          Los Angeles, California 90071
                                 (213) 683-6000


                                 April 30, 2001

Investors Research Fund
11111 Santa Monica Boulevard, Suite 820
Los Angeles, CA 90025

Ladies and Gentlemen:

     We have acted as counsel to Investors Research Fund, a Delaware business trust (the "Trust"), in connection with the issuance of an indefinite number of shares of beneficial interest ("Shares") in the Trust in a public offering pursuant to a Registration Statement on Form N-1A (Registration no. 2-14675), as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

     In our capacity as counsel for the Trust, we have examined the Declaration of Trust dated as of January 26, 2001, the bylaws of the Trust, originals or copies of actions of the Trustees as furnished to us by the Trust, certificates of public officials, statutes and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

     Based upon our examination as aforesaid, we are of the opinion that the Shares are duly authorized and, when purchased and paid for as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP